Exhibit 5

                                November 25, 2002

Integrated Information Systems, Inc.
1480 South Hohokam Drive
Tempe, Arizona  85281

Ladies and Gentlemen:

I am the General Counsel of Integrated Information Systems, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 6,000,000 shares of its Common Stock, $.001 par value (the "Shares"), issuable pursuant to the Company's 2002 Broad-Based Stock Incentive Plan (the "Plan").

In that connection, I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation, as amended and restated, and the Bylaws of the Company.

Based upon the foregoing, I am of the opinion that:

1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Mark N. Rogers, Esq.
                                           Senior Vice President,
                                           General Counsel and Secretary
                                           Integrated Information Systems, Inc.